EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Daniel Francisco
Micron Technology, Inc.
(208) 368-5584
dfrancisco@micron.com

MICRON TECHNOLOGY, INC., FILES RICO LAWSUIT AGAINST RAMBUS

BOISE, Idaho, Feb. 21, 2006 –  Micron Technology, Inc., (NYSE: MU) today announced that it has filed a new lawsuit against Rambus Inc. (NASDAQ: RMBS). The suit alleges that Rambus violated sections of the federal Racketeer Influenced and Corrupt Organizations Act (RICO) and Virginia conspiracy laws through a pattern of illegal conduct.

“As our complaint describes, Rambus has engaged in a variety of illegal activities designed to injure Micron,” said Rod Lewis, Micron’s Vice President of Legal Affairs and General Counsel.

Micron’s complaint alleges that Rambus engaged in a pattern of destruction of evidence, false testimony and other improper activities designed to mislead courts and Micron to extract unjust patent licensing fees or damages from Micron. The complaint includes allegations that Rambus intentionally concealed information through false testimony and other means regarding the ownership of key Rambus patents asserted against Micron in patent suits.

Today’s lawsuit was filed in the U.S. District Court for the Eastern District of Virginia. Micron designated the case as related to other cases before the Honorable Judge Robert E. Payne, including a pending case between Rambus and Samsung Electronics Co., Ltd. and an earlier case between Rambus and Infineon Technologies AG.  In Rambus’ suit against Infineon, the Virginia court ruled that Rambus’ actions relating to destroying documents and litigation misconduct warranted the dismissal of Rambus’ patent claims against Infineon.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking, and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

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